99¢ ONLY STORES® REPORTS TOTAL SALES FOR THE FOURTH QUARTER OF ITS FISCAL YEAR ENDED MARCH 31, 2007 OF $277.9 MILLION AND A SAME-STORE-SALES INCREASE OF 2.9%.

CITY OF COMMERCE, CA - April 9, 2007- 99¢ Only Stores® (NYSE:NDN) (the “Company”) today reports total sales of $277.9 million for the fourth quarter of its fiscal year ended March 31, 2007. This represents an increase of 9.4% over total sales of $254.1 million for the same quarter last year. Retail sales for the quarter ended March 31, 2007 were $267.2 million, up 9.2% from retail sales of $244.6 million for the same quarter last year.

The Company's same-store-sales for the fourth quarter ended March 31, 2007 increased 2.9% versus the same quarter last year. For this period, the number of overall same-store-sales transactions increased by 0.9%, and the average transaction size increased by 2.0%, from $9.22 to $9.41.

Total sales for the fiscal year ended March 31, 2007 were $1,104.7 million, up 7.9% over sales of $1,023.6 million for the fiscal year ended March 31, 2006. Total retail sales for the fiscal year ended March 31, 2007 were $1,064.5 million, up 8.2% over sales of $984.3 million for the fiscal year ended March 31, 2006. Same-store-sales for the fiscal year ended March 31, 2007 were up 2.4% over the prior year.

Annual average sales per store for all stores open for at least 15 months as of March 31, 2007 remained at $4.4 million, the same amount as the prior year. Annual average Texas store sales were up from $2.3 million for the fiscal year ended March 31, 2006, based on 33 stores, to $2.4 million for the fiscal year ended March 31, 2007, based on 36 stores. Annual average non-Texas store sales remained at $4.8 million, the same amount as the prior year.

Annual sales per estimated saleable square foot for all stores open for at least 15 months as of March 31, 2007, increased versus all stores open for at least 15 months as of March 31, 2006, from $253 to $254. Annual sales per estimated saleable square foot increased for Texas stores from $110 to $120 and remained the same for non-Texas stores at $284.

During the quarter ended March 31, 2007, the Company opened a total of six new stores, two in California and four in Texas. During the twelve months ended March 31, 2007, the Company opened 19 stores, with thirteen located in California, five in Texas and one in Arizona. Gross and saleable retail square footage at the end of the quarter ended March 31, 2007 were 5.52 million and 4.34 million, respectively, an increase over last year of 7.2% and 7.4%, respectively. The average size store opened during fiscal 2007 was 19,548 gross square feet and the average size store Company-wide as of March 31, 2007 was 22,003 gross square feet. As of March 31, 2007, the Company had 251 stores (41 of which were in Texas), up 8.2% compared to 232 stores (36 of which were in Texas) as of March 31, 2006.

Bargain Wholesale sales for the quarter ended March 31, 2007 were $10.8 million compared to $9.5 million in the same quarter last year, a 13.8% increase.

Eric Schiffer, CEO of the Company, said, "We were pleased to continue our positive trend in same-store-sales for the sixth quarter in a row with a 2.9% increase for the quarter ended March 31, 2007 and to see improvement in both our non-Texas and Texas stores. For both our Texas and non-Texas store groups, and overall, both the same-store-sales average transaction size and the number of transactions increased."

“We believe Texas same-store-sales continued to benefit primarily from operational improvements and positive word of mouth. In addition, our latest store openings in Texas are performing to our expectations in a smaller store format with more balanced site selection criteria. We were excited about the performance of our five Texas stores opened in late fiscal 2007, including our first San Antonio, Texas location which opened on March 29, 2007. The new San Antonio store was our highest opening day sales volume Texas store ever. Our new smaller format store, 17,800 gross square feet for our fiscal 2007 Texas stores versus 26,400 gross square feet for our Texas stores opened prior to fiscal 2007, appears to have the throughput and capacity to enable us to build Texas into a profitable market.”

"As previously announced, the Company slowed its store opening growth rate in fiscal 2006 and 2007 to help allow the Company to focus on implementing operational improvements to better support its existing stores and to establish a foundation for future growth. While many of these improvement efforts continue into fiscal 2008 as planned, we believe we are beginning to see significant progress in our systems and teamwork across the organization."

“Going forward, our team will continue to focus on improving overall execution while continuing to build a real estate pipeline to increase our store opening growth rate from 8.2% in fiscal 2007 to approximately 15% in fiscal 2008. Our fiscal 2008 store opening schedule is backweighted, with the majority of the stores opening in the later half of the year. These new stores are planned to open in the Company’s current markets of California, Texas, Arizona and Nevada. In fiscal 2009 and 2010, the Company plans to continue to open stores at a rate of approximately 15% per year as it expands into new markets as part of its long term mission to become America’s favorite and best run extreme-value store.”

The Company also reported that as previously announced, its Form 10-Qs for the quarters ended June 30, 2006, September 30, 2006 and December 31, 2006 will be filed following completion of review procedures by the Company and its auditors.

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99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 251 deep-discount retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division called Bargain Wholesale. The Company’s next three 99¢ Only Stores are scheduled to open in June 2007, two in California and one in Texas. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores, where nothing is ever over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, and the results of the Company’s operational improvements. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section - “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com. Contact Rob Kautz, EVP & CFO, 323-881-1293